Exhibit 10.27

September 1, 2019

Christine Mikail Cvijic

Re: Employment Terms

Dear Christine,

Neurogene Inc. (the “Company”), is pleased to offer you full-time employment in the exempt position of President, effective as of September 3, 2019, in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by the Chief Executive Officer or Board of Directors of the Company. You will report to the Chief Executive Officer and will be initially headquartered in our offices located in Manhattan, New York, and provided that it will not interfere with the successful performance of your duties, you may work from other remote locations (including your home office). It is understood that reasonable travel may be required as may be necessary to fulfill your responsibilities. In the course of your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base salary at the monthly rate of $32,500.00 (equivalent to $390,000 per year) (subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

In addition to your base salary, you will be eligible for an annual cash bonus at the discretion of the Board of Directors. Your target annual bonus shall be 35% of your annualized base salary. For the year 2019, your annual cash bonus will be based 100% on the Company meeting its annual corporate objectives. You will be eligible for a prorated portion of such bonus, as determined by the Board of Directors, based on your partial year of employment. Any annual bonus awarded to you will be contingent upon your continued employment through the applicable payment date, except as provided below. You hereby acknowledge and agree that the actual amount of bonus, or whether you receive a bonus at all, is not guaranteed and is subject to change at the discretion of the board of directors.

Neurogene Inc.

434 W 33rd St, New York, NY 10001

www.neurogene.com

In accordance with the New York Wage Theft Prevention Act, attached hereto as Exhibit A is a document entitled “Notice to Employee.” This notice provides you with further information concerning the Company, your compensation, the Company’s paydays and the Company’s worker’s compensation carrier. Please sign page 2 of the Notice to Employee acknowledging your receipt of the document at the same time you sign this offer accepting its terms.

In connection with entering into this offer letter, following the commencement of your employment with the Company, the Company will recommend to the Board of Directors that it grant you an option to purchase 550,000 shares of the Company’s common stock (the “Stock Option”). The Stock Option shall be granted at a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined by the Board of Directors in its sole discretion), provided that you are employed by the Company on the date of grant. Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter. The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”) and a stock option agreement to be entered into between you and the Company. You may be eligible to receive such future stock options grants as the Board of Directors of the Company shall deem appropriate.

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees, subject to the terms of the applicable plans.

You will be entitled to an unlimited number of vacation and sick days and national and state holidays, which could change subject to Company policy.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company except as otherwise provided for herein. However, the Company is aware of certain additional consulting engagements you have previously agreed to conduct for other companies, which shall be allowed to continue (each a “Consulting Engagement”). Notwithstanding the foregoing, you agree that you will not engage in any Consulting Engagement during your employment with the Company that results in a Conflict of Interest. For purposes hereof, “Conflict of Interest” shall mean engaging in any consulting or other professional services arrangement for another company involved in developing and/or commercializing genetic medicines for CNS disorders. If you wish to provide consulting or other professional services (for any or no form of compensation) to any other person or business entity while employed by the Company, you agree to discuss with me in advance of accepting another position. Notwithstanding the foregoing, you may devote reasonable periods of time to serving on the board of directors of other companies so long as such service will not interfere with the successful performance of your duties for the Company.

As a condition of employment, you will be required (1) to sign and comply with an Employee Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit B, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information; (2) to provide sufficient documentation establishing your employment eligibility in the United States of America (including a satisfactory I-9 Immigration form attached hereto as Exhibit C), and (3) to provide satisfactory proof of your identity as required by U.S. law.

By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any other provision of this offer letter, your employment with the Company is “at will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or Cause (as defined below). It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.

Any voluntary termination of your employment by you shall be communicated by a written notice to the Company specifying a date of termination (“Notice of Termination”); provided, however, that the Company may, in its sole discretion, change the date of termination to any date that occurs on or following the date of the Notice of Termination and is prior to the date specified in such Notice of Termination. In the event that your employment is terminated by the Company without Cause (as defined below), the Company shall notify you of such termination in writing.

If your employment is terminated by the Company without Cause (as defined below) or due to your resignation for Good Reason (as defined below) and you execute and do not revoke, within sixty (60) days following the date of your employment termination or resignation (the “Release Date”), a release of known and unknown claims in substantially the form that is attached to this offer letter as Exhibit D (the “Release”), and further provided that you are in continued compliance with your obligations under the Employee Proprietary Information and Inventions Assignment Agreement, you will be entitled to receive, in addition to any earned but unpaid base-salary (which amount shall be payable), (i) an amount equal to six (6) months of your then-current base salary, subject to applicable tax withholding and payable as a single lump sum within ten (10) days following the Release Date (the “Separation Payment”), (ii) any unpaid annual bonus amount that was earned by you with respect to the calendar year ended prior to the termination of your employment, as determined by the Board of Directors, subject to applicable tax withholding and payable substantially at the same time as other annual bonuses are paid to then-current members of the Company’s leadership team (but in any event no later than June 30 of the applicable year) (the “Bonus Payment”), and (iii) if you timely elect to continue participating in the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the COBRA premium continued coverage for you and your spouse or dependents who were covered under the Company’s group health plans as of your termination date for a period beginning on first day of the first month following your termination date and continuing until the earliest of the (a) the date that is six (6) months after your termination date, (b) the date that your or my covered spouse and/or dependents become no longer eligible for COBRA or (c) the date you are eligible for healthcare benefits through other employment; provided, however, that if the Company determines that it cannot provide the foregoing COBRA benefit without potentially violating applicable law or incurring an excise tax, the Company shall in lieu thereof pay you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your and your covered dependents’ group health coverage in effect on your termination date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall commence in the month following the month in which the Company makes such determination and shall end on the earliest of (x) the date that is six (6) months after your termination date, (y) the date that you become no longer eligible for COBRA and (z) the date you become eligible to receive healthcare coverage from a subsequent employer (together, the Separation Payment, the Bonus Payment and such COBRA benefits shall be referred to herein as, “Severance Payments”). You agree to promptly notify the Company if you become eligible for healthcare coverage under the plans of another employer following your termination date. Notwithstanding the foregoing, except as otherwise provided herein for the Separation Payment, any other payments payable to you hereunder prior to the Release becoming effective shall be made to you on the first regular payroll date occurring immediately after the Release becomes effective, provided that if the period during which you may deliver the Release begins in one year and ends in another, any such payments will in all events be made in the latter year.

Notwithstanding anything to the contrary in any applicable Company equity plan or award agreement, if your employment is terminated by the Company without Cause or due to your resignation for Good Reason, in either case, on or within 12 months following the date of a Change in Control (as defined in the Plan) and you execute and do not revoke, within sixty (60) days following your employment termination or resignation, a Release, and further provided that you are in continued compliance with your obligations under the Employee Proprietary Information and Inventions Assignment Agreement, you shall receive, in addition to the Severance Payments, immediate vesting of all unvested equity or equity-based awards held by you under any Company equity compensation plans.

For purposes of this letter, “Cause” shall mean, in the good faith and reasonable determination of the Board of Directors, that any of the following have occurred: (i) your indictment or conviction, or your entry of a pleading of guilty or no contest, with respect to a felony or another crime involving fraud, dishonesty or moral turpitude, (ii) your material misconduct or gross negligence in the performance of your duties to the Company (or any of its affiliates), (iii) your material failure or refusal to (A) follow policies or the lawful directives established by the Chief Executive Officer or the Board of Directors or (B) perform your duties or obligations hereunder (other than any such failure or refusal resulting from your physical or mental incapacity), (iv) any act of fraud, embezzlement, theft or dishonesty by you in the course of your employment with the Company (or any of its affiliates), (v) your material breach of this offer letter, the Company’s policies or any other agreement with the Company (or any of its affiliates), including, without limitation, the Employee Proprietary Information and Inventions Assignment Agreement, or (vi) your failure to comply in any material respect with applicable laws with respect to the operation of the business of the Company (or any of its affiliates). Notwithstanding the foregoing, in the case of any conduct described in clauses (iii), (v) or (vi) of the immediately preceding sentence, if such conduct is reasonably susceptible of being cured, then your termination shall be for “Cause” only if you fail to cure such conduct to the Company’s reasonable satisfaction within thirty (30) days after receiving written notice from the Company describing such conduct in reasonable detail.

For purposes of this letter, your resignation will be for “Good Reason” if you resign within 60 days after any of the following events, unless you consent in writing to the applicable event: (i) a material reduction in your annual base salary, other than a reduction that is implemented in connection with a contemporaneous and proportionate reduction in annual base salaries affecting other senior executives of the Company, (ii) a material diminution of your titles, authority or duties relative to your titles, authority, or duties in effect immediately prior to such reduction, including a change in the Executive’s reporting responsibilities so that she no longer reports directly to the CEO of the Company, or (iii) the relocation by the Company of your primary place of employment to a location more than 50 miles from the Company’s Manhattan headquarters. Notwithstanding the foregoing, no Good Reason will have occurred unless and until (a) you have provided the Company, within 30 days of your knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) you have provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice and (c) the Company has failed to cure the same within such 30 day period.

The parties hereto acknowledge and agree that this letter and the payments and benefits herein, are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted accordingly. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments. The Severance Payments are intended to be exempt from the requirements of Section 409A of the Code pursuant to the short term deferral and separation pay exceptions thereto. Notwithstanding anything in this offer letter to the contrary, any compensation or benefit payable under this offer letter upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Code Section 409A (a “Separation from Service”). If you are a “specified employee” (within the meaning of Code Section 409A) as of your Separation from Service, payment of any amounts under this offer letter (or under any severance arrangement pursuant to this offer letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code Section 409A) and which would otherwise be paid upon your Separation from Service shall not be paid before the date that is six (6) months after the date of your Separation from Service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your Separation from Service .. If any compensation or benefits provided by this offer letter are determined to constitute “deferred compensation” within the meaning of Section 409A of the Code, the Company shall, in consultation with you, exercise reasonable efforts to modify the offer letter in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or, if applicable, in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to you. Notwithstanding any provision of this offer letter to the contrary, in no event shall the timing of the execution of the Release, directly or indirectly, result in you designating the calendar year of payment of an amount that is subject to Section 409A of the Code, and if a payment that is subject to execution of the release and is subject to Section 409A of the Code could be made in more than one taxable year, payment shall be made in the later taxable year to the extent required to comply with Section 409A of the Code.

If you accept this offer, this letter and the Employee Proprietary Information and Inventions Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Employee Proprietary Information and Inventions Assignment Agreement or contrary to those contained in this letter or the Employee Proprietary Information and Inventions Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer.

This offer letter shall be interpreted and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and the Chief Executive Officer or any member of the Board of Directors of the Company.

(Signature Page Follows)

Please sign and date this letter and the Employee Proprietary Information and Inventions Assignment Agreement, and return it to me by email at                  by September 1, 2019 if you wish to accept employment at the Company under the terms described above, after which time this offer of employment will expire. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

If you have any questions, regarding this letter or employment with the Company, please feel free to contact me by phone or by email. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Neurogene Inc.

By:	/s/ Rachel McMinn
Name:	Rachel McMinn
Title:	Chief Executive Officer

Accepted by:

/s/ Christine Mikail Cvijic
Christine Mikail Cvijic

9/3/19
Date: